Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of December 10, 2015 by and between BioPharmX Corporation (the “Company”), and Franklin Strategic Series - Franklin Biotechnology Discovery Fund (the “US Purchaser”) and Franklin Templeton Investment Funds — Franklin Biotechnology Discovery Fund (the “SICAV Purchaser” and, together with the US Purchaser, the “Purchasers”, and each of them, a “Purchaser” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company and Purchasers have executed a Purchase Agreement on the date hereof (the “Purchase Agreement”), pursuant to which Purchasers intend to purchase and the Company intends to sell shares of Common Stock (defined below); and

WHEREAS, as an inducement for Purchasers to enter into the Purchase Agreement, the Company has agreed to grant the registration rights to Purchasers as contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the Parties intending to be legally bound agree as follows:

1.              Definitions.  For the purposes of this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any partner, member, officer or director of such Person or any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.  For the purposes of this definition, “control”, “controlled by” or “under common control with” means a Person’s possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Applicable Securities Law” means the securities laws of the United States, including without limitation the Exchange Act and the Securities Act and any applicable securities law of any State of the United States (and any rules or regulations promulgated thereunder), in each case as may be in effect from time to time.

“Board” means the Company’s board of directors.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

“Common Stock” means the Company’s Common Stock, par value $0.001 per share.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Prospectus” means (i) the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Stock covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the Securities Act.

“Register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document by the SEC.

“Registrable Stock” shall mean (a) the Common Stock sold and issued to Purchasers pursuant to the Purchase Agreement; and (b) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such Common Stock.  For purposes of this Agreement, any Registrable Stock shall cease to be Registrable Stock when (a) a Registration Statement covering such Registrable Stock has been declared effective and such Registrable Stock has been disposed of pursuant to such effective Registration Statement, or (b) such Registrable Stock is sold by a Person in a transaction that is exempt from registration pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) or a transaction in which any Purchaser’s rights under this Agreement are not assigned.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Standstill Agreement” means the Standstill Agreement by and between the Company and Purchasers, to be dated as of the date hereof.

“Transaction Documents” means this Agreement, the Purchase Agreement and the Standstill Agreement.

2.              Registration Statement.

(a)                                 Registration. Before the date that is three (3) months from the Closing (as defined in the Purchase Agreement), the Company shall prepare and file with the SEC a registration statement for the public resale by Purchasers of the Registrable Stock on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, in respect of which the Company may use a Form S-3 registration statement (or any successor short form registration statement available for such resale that permits incorporation by reference at least to the same extent as such form) (“Form S-3”) or, if Form S-3 is not then available to the Company, on such form of registration statement as is then available to effect a registration for resale of the Registrable Stock (the “Registration Statement”), and shall use its commercially reasonable efforts to cause the Registration Statement to become effective.  Such Registration Statement shall not include any Common Stock or other securities for the account of any other holder without the prior written consent of the Purchasers.  The plan of distribution indicated in the Registration Statement will include all such transactions as Purchasers may reasonably request in writing prior to the filing of the Registration Statement and that can be included in the Registration Statement under the rules and regulations of the SEC; provided, however, that no Purchasers shall be named as an “underwriter” in the Registration Statement without such Purchaser’s prior written consent.  In the case that Purchasers determine to have an underwritten offering, subject to the limitations contained in Section 4, the Company will use its commercially reasonable efforts to promptly amend or supplement the Registration Statement as reasonably required in connection with such underwriting, provided, however, that such requested underwriting is for at least $3,000,000 of Registrable Stock, subject to the provisions of Section 2(c).  The Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided to the Purchasers and their counsel prior to its filing or other submission.

(b)                                 Penalty.  Subject to the provisions of Section 2(c), the Company further agrees that, in the event that (i) the Registration Statement has not been filed with the SEC within three months after the Closing Date (such event a “Registration Default”), for all or part of any 30-day period (a “Penalty Period”) during which the Registration Default remains uncured (which initial 30-day period shall commence on the first Business Day after the date of such Registration Default), the Company shall issue to each Purchaser a number of shares of Common Stock at no cost to such Purchaser equal to one percent (1.0%) of the aggregate number of shares of Common Stock purchased by such Purchaser pursuant to the Purchase Agreement for each Penalty Period after which the Registration Default remains uncured; provided, however, that if any Purchaser fails to provide the Company with any material information that is reasonably required to be provided in such Registration Statement with respect to such Purchasers as set forth herein, then the commencement of the Penalty Period described above for such Purchasers shall be extended until two Business Days following the date of receipt by the Company of such required information; and provided, further, that in no event shall the Company be required hereunder to issue shares of Common Stock more than one percent (1.0%) of the aggregate number of shares of Common Stock purchased by such Purchaser pursuant to the Purchase Agreement in any Penalty Period and in no event shall the Company be required hereunder to issue to such Purchaser pursuant to this Agreement an aggregate amount of shares of Common Stock that exceeds five percent (5%) of the aggregate number of shares of Common Stock purchased by such Purchaser pursuant to the Purchase Agreement. The Company shall deliver said shares to such Purchaser by the fifth Business Day after the end of each such Penalty Period. Notwithstanding the foregoing, nothing shall preclude such Purchaser from pursuing or obtaining any available remedies at law, specific performance or other equitable relief with respect to this Section 2(b) or otherwise in accordance with applicable law.

(c)                                  Delay.  Notwithstanding anything to the contrary contained in this Section 2 or any other provision in this Agreement, the Company may (i) delay the filing of the Registration Statement, (ii) defer preparing and furnishing any supplement or amendment to a prospectus, (iii) suspend the use of the Registration Statement or any prospectus, or (iv) not take any actions required by Sections 2 and 3 hereof, to the extent relating to each of clauses (i) through (iii), (collectively, the “Deferral Actions”) if prior to taking any Deferral Action, the

Company shall furnish to the Purchasers a notice (a “Deferral Notice”) signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, including but not limited to, if such registration would (A) unreasonably impede, delay or otherwise interfere with any pending or contemplated material acquisition, consolidation or corporate reorganization, involving the Company, (B) based upon advice from the Company’s investment banker or financial advisor, materially adversely affect any pending or contemplated financing, offering or sale of any class of securities by the Company, (C) require disclosure of material non-public information (other than information relating to an event described in clause (A) or (B) above) which, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders, or (D) render the Company unable to comply with the disclosure requirements of Applicable Securities Laws.  Such Deferral Notice shall also specify the general nature of the event giving rise to such Deferral Action, and Purchasers shall cease and otherwise defer usage of the Registration Statement and any Prospectus related thereto until the Company says such Deferral Action is no longer in effect, subject to the period limitations set forth below.  In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Registrable Stock if such transfer would constitute a violation or breach of this Agreement.  Purchasers shall keep confidential any communications received by it from the Company regarding any such Deferral Action, except as required by Applicable Securities Law.  Following receipt of such Deferral Notice, Purchasers shall not make any further sales of Registrable Stock pursuant to the Registration Statement until Purchasers receive notice, and any such amendment or supplement, from the Company.  Upon the Company taking a Deferral Action, any time periods with respect to filing or effectiveness of the applicable Registration Statement shall be tolled correspondingly, for a period of not more than ninety (90) days; provided, however, that the Company may not effect a Deferral Action more than twice or take Deferral Actions for a total of more than ninety (90) days in any twelve (12) month period.

(d)                                 Rule 144.  Notwithstanding anything to the contrary contained in this Section 2 or any other provision in this Agreement, the obligations in Section 2(a) shall not apply during any period in which all the shares of Registrable Stock then outstanding may be sold under Rule 144 without restriction, including volume limitations or manner of sale restrictions (for the avoidance of doubt, the  requirement under Rule 144(i)(2) that the Company provide current public information shall not be deemed to be a restriction on sales of shares of Registrable Stock but, for the further avoidance of doubt, any failure by the Company to provide any current public information or make any filings required under Rule 144(i)(2) shall be deemed to be a restriction on sales of shares of Registrable Stock).

3.              Piggyback Registration.

(a)         If at any time or from time to time the Company shall determine to register (including for this purpose a registration effected by the Company for securityholders other than Purchasers) any of its shares or other securities, (other than (i) in a registration relating solely to employee benefit plans, (ii) a registration on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (ii) a registration pursuant to which the Company is offering to exchange its own securities, (iv) a registration statement relating solely to dividend reinvestment or similar plans, (v) a resale shelf registration statement relating solely to debt securities of the Company that are convertible into Common Stock and the underlying shares of Common Stock or (vi) a registration pursuant to Section 2), the Company will:

A.            promptly (but in no event less than ten (10) Business Days before the effective date of the relevant Registration Statement) give to Purchasers written notice thereof; and

B.            include in such registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Stock specified in a written request or requests, made within five (5) Business Days after receipt of such written notice from the Company, by Purchaser, except as set forth in Section 4(c) below.

(b)         The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration whether or not any Purchaser has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 7 hereof.

(c)          Purchasers’ piggyback registration rights pursuant to this Section 3 will not be available during any period in which the Registration Statement has been declared and remains effective.

4.              Underwriting Requirements.

(a)         In the event that any Purchaser intends to dispose of more than 1,000,000 shares in open-market transactions in any one month period, such Purchaser will consult in good faith with the Company in advance thereof for the purpose of preventing undue impact to the market trading of the Company’s common stock and determining whether such disposition should be done in an underwritten offering.  If a registration pursuant to Section 2 or 3 is an underwritten offering, the Company shall have the sole right to select the underwriters or placement agent, if any, including any managing underwriter, and shall make all determinations related to any underwriter compensation (including fees, discounts, commissions or incentive payments) and role in the underwriting syndicate, provided that such managing underwriter shall be a firm of nationally recognized standing reasonably acceptable to the Purchasers holding a majority of the Registrable Securities.

(b)         If a registration pursuant to Section 2 is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Stock requested to be included in such offering exceeds the number of Registrable Stock which can be sold therein without adversely affecting the marketability of the offering and within a price range acceptable to Purchaser, the Company shall include in such registration the number of Registrable Stock requested to be included which in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering.  Any Registrable Stock excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)          If a registration pursuant to Section 3 is an underwritten offering, the right of Purchasers to registration pursuant to Section 3 shall be conditioned upon Purchasers’ participation in such underwriting and the inclusion of Purchasers’ Registrable Stock in the underwriting to the extent provided herein.  Purchasers shall, together with the Company, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 4(c), if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten and advises the Company in writing, the Company shall so advise Purchasers, and the number of shares of such securities, including Registrable Stock, that may be included in the registration and underwriting shall be allocated first to the Company, second to Purchasers and third to any other holders with registration rights.  No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or (ii) subject to the limitations expressed in Section 2(c), reduce the amount of securities of Purchasers included in the registration below twenty percent (20%) of the total amount of securities included in such registration. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.  For the avoidance of doubt, nothing in this Section 4(c) is intended to diminish the number of securities to be included by the Company in the underwriting.

(d)         In the event the Company files a Registration Statement pursuant to Section 3 for an underwritten offering, upon the request of the underwriter(s), Purchasers will enter into a customary lockup agreement, whereby Purchasers will agree that, during the period ending on the date that is ninety (90) days after the date of the final prospectus relating to such Company Registration Statement or such other period as may be requested by an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) (or any successor provisions or amendments thereto), Purchasers will not, without the prior written consent of the underwriter, directly or indirectly, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any Registrable Stock, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Registrable Stock or (3) engage in any short selling of the Common Stock or securities convertible into or exercisable or exchangeable for Common Stock. The foregoing shall not apply to (A) the sale of any Registrable Stock to an underwriter pursuant to an underwriting agreement; (B) any transfers to any Affiliate, stockholder, partner or member of, or owner of a similar equity interest in any Purchaser, as the case may be, if, in any such case, such transfer is not for value; or (C) any distribution of Registrable Stock or any other security convertible into Registrable Stock to limited partners, members or stockholders of Purchasers or to Purchasers’ Affiliates or to any investment fund or other entity controlled or managed by any Purchaser; provided, however, with respect to transfers pursuant to clauses (B) and (C), any such transferees shall agree in writing to be bound by this Section 4(d). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 4(d) and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.

5.              Obligations of the Company.  Subject to Sections 2(c) and 2(d) hereof, the Company shall:

(a)         use commercially reasonable efforts to cause such Registration Statement to become effective and to remain continuously effective for a period that will terminate upon the earlier of (i) the date on which all such Registrable Stock has been disposed of pursuant to such effective Registration Statement, or (b) the date on which all such Registrable Stock is sold by a Person in a transaction that is exempt from registration pursuant to Rule 144 or a transaction in which Purchasers’ rights under this Agreement are not assigned;

(b)         provide copies to and permit counsel designated by the Purchasers to review each Registration Statement and all amendments and supplements thereto no fewer than five (5) days prior to their filing with the SEC and not file any document to which such counsel reasonably objects;

(c)          notify Purchasers, promptly after the Company receives notice thereof, and in any event, within twenty-four (24) hours thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such Registration Statement has been filed;

(d)         after the Registration Statement becomes effective, notify Purchasers of any request by the SEC that the Company amend or supplement such Registration Statement or the prospectus used in connection therewith;

(e)          prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be reasonably necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Stock covered by the Registration Statement for the period required to effect the distribution of the Registrable Stock;

(f)           make available to each Purchaser such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as such Purchaser may reasonably request in order to facilitate their disposition of its Registrable Stock;

(g)          use its commercially reasonable efforts to register and qualify the Registrable Stock under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by Purchaser; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(h)         use its commercially reasonable efforts to cause all such Registrable Stock to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(i)             provide a transfer agent and registrar for the Registrable Stock and provide a CUSIP number for all such Registrable Stock, in each case not later than the effective date of the Registration Statement;

(j)            use its commercially reasonable efforts to make available, on the date that shares of Registrable Stock are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the

Company for the purposes of such registration, in form and substance as is customarily given to underwriters by the Company in an underwritten public offering, addressed to the underwriters, and (ii) a letter dated as of such date, from the independent public accountants of the Company, in form and substance as is customarily given by independent public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(k)         cooperate with Purchasers and the managing underwriter (if any) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under the Registration Statement, and enable such securities to be in such denominations and registered in such names as Purchasers or the managing underwriter (if any) may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of the Registration Statement a supply of such certificates;

(l)             in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in form and substance as is customarily given by Company to underwriters in an underwritten public offering, with the underwriter(s) of such offering;

(m)     upon execution of confidentiality agreements in form and substance satisfactory to the Company, promptly make available for inspection by any underwriter(s) participating in any disposition pursuant to the Registration Statement, and any attorney or accountant or other agent retained by any such underwriter, all financial and other records, pertinent corporate documents, and properties of Company (collectively, “Records”), and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any underwriter, attorney, accountant or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith; provided, Records that the Company determines, in good faith, to be confidential and that it notifies any underwriter are confidential shall not be disclosed by the underwriter unless (i) the disclosure of such Records is necessary to avoid or correct a material misstatement or omission in such Registration Statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by Applicable Law.  Purchasers agree that information obtained by the underwriters as a result of such inspections shall be deemed confidential and shall not be used by the underwriters or its Affiliates as the basis for any market transactions in the Company’s securities unless and until such information is made generally available to the public, and further agree that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, Purchasers shall give notice to the Company and allow the Company to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(n)         use commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and, (ii) in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Stock included in such Registration Statement for sale in any jurisdiction, use its commercially reasonable efforts to obtain promptly the withdrawal of such order;

(o)         immediately notify Purchasers at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of Purchasers promptly prepare and make available to Purchasers a reasonable number of copies of a supplement to or an amendment of such prospectus, or a revised prospectus, as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (following receipt of any supplement or amendment to any prospectus, Purchasers shall deliver such amended, supplemental or revised prospectus in connection with any offers or sales of Registrable Stock, and shall not deliver or use any prospectus not so supplemented, amended or revised); and

(p)         take all such other actions as are reasonably necessary in order to facilitate the disposition of such Registrable Stock, including using commercially reasonable efforts to comply with all Applicable Securities Laws.

6.              Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that Purchasers complete, execute, acknowledge and deliver such customary selling stockholder questionnaires and other documents, certificates, instruments, representations and warranties and indemnities as may be reasonably requested by the Company or the underwriters in connection with the filing of a registration statement, including, without limitation, representations and warranties (or indemnities with respect thereto) in connection with (i) each Purchaser’s ownership of its Registrable Stock to be transferred free and clear of all liens, claims and encumbrances, (ii) each Purchaser’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with Applicable Securities Laws by each Purchaser. The Company may require Purchasers, by written notice given to Purchasers not less than seven (7) Business Days prior to the filing date of a registration statement, to promptly, and in any event within five (5) Business Days after receipt of such notice, furnish in writing to the Company such information regarding the distribution of the Registrable Stock as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

7.              Expenses.  All expenses incurred in connection with the registration pursuant to this Agreement, excluding underwriting fees and brokers’ discounts and commissions, but including, without limitation, all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees, listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, the fees and disbursements of counsel for the Company and the reasonable documented actually incurred fees and expenses in an amount not to exceed $50,000 per offering of one counsel to the Purchasers in connection with clearing the Registrable Securities for sale under Applicable Securities Laws shall be paid by the Company.  Purchasers shall bear all other fees and expenses relating to any registrations, including without limitation, the discounts, brokerage fees and underwriting fees, if any, applicable to securities offered for their account in connection with any registrations.

8.              Transfer of Registration Rights.  The registration rights of each Purchaser under this Agreement with respect to any Registrable Stock may be transferred or assigned only to an Affiliate of such Purchaser; provided, however, that (i) such Purchaser shall give the Company written notice prior to the time of such transfer stating the name and address of the Affiliate transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (ii) such Affiliate transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound as such Purchaser by the provisions of this Agreement; and (iii) immediately following such transfer the further disposition of such securities by such transferee shall be restricted to the extent set forth under Applicable Securities Laws.

9.              Indemnification.  In the event any Registrable Stock is included in a Registration Statement under this Agreement:

(a)         The Company shall indemnify and hold harmless, to the fullest extent permitted by Applicable Securities Law, each Purchaser and its respective directors, officers, employees, stockholders, partners, members and each Person who controls any Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (sometimes referred to collectively herein as the “Purchaser Indemnified Parties”), against any losses, claims, damages or liabilities, joint or several, to which they may become subject under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities) arise out of or are based upon (i) any untrue statement of any material fact contained in the Registration Statement, prospectus related thereto or any amendments or supplements thereto, (ii) the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company of Applicable Securities Laws; provided, however, that the indemnity agreement contained in this Section 9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage or liability if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that the Company shall not be liable to any Purchaser Indemnified Party for any loss, claim, damage or liability to the extent that it arises out of or is based upon an untrue statement or omission made in connection with the Registration Statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any Purchaser Indemnified Party; provided, further, the Company shall not be liable to any underwriter for any loss, claim, damage or liability to the extent that it arises out of or is based upon an untrue statement or omission made in a preliminary prospectus if the final prospectus shall correct such untrue statement or alleged untrue statement, or such omission or alleged omission, and a copy of the final prospectus has not been sent or given to the relevant person at or prior to the confirmation of sale to such person if such underwriter was under an obligation to deliver such final prospectus and failed to do so; provided, further that the Company shall not be liable to any Purchaser Indemnified Party for any loss, claim, damage or liability to the extent that it arises out of or is caused by such Purchaser Indemnified Party’s disposition of Registrable Stock during any period during which such Purchaser Indemnified Party is obligated to discontinue any disposition of Registrable Stock as a result of a Deferral Action or any stop order suspending the effectiveness of any registration statement or prospectus with respect to Registrable Stock of which such Purchaser Indemnified Party has received notice.  The Company’s obligations under this Section 9(a) shall remain in full force and effect regardless of any investigation made by or on behalf of any such Purchaser Indemnified Party, and shall survive the transfer of such securities by such Purchaser Indemnified Party, and any termination of this Agreement.

(b)         Purchasers shall indemnify and hold harmless, to the fullest extent permitted by Applicable Law, the Company, each of its directors, officers, employees, stockholders and each Person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (sometimes referred to collectively herein as the “Company Indemnified Parties”) against any losses, claims, damages or liabilities, joint or several, to which they may become subject under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities arise out of or are based upon (i) any untrue statement of any material fact contained in the Registration Statement, prospectus related thereto, or any amendments or supplements thereto, (ii) the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the indemnifying party of Applicable Securities Laws, in each case to the extent, but only to the extent, that such untrue statement or omission or violation was made in the Registration Statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of Purchasers expressly for use in connection with such registration; provided, however, that the indemnity agreement contained in this Section 9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage or liability if such settlement is effected without the consent of Purchasers (which consent shall not be unreasonably withheld, conditioned or delayed); and provided, further, that the liability of Purchasers hereunder by way of indemnification under this Section 9(b) and contribution under Section 9(d) shall be limited to the net proceeds actually received by Purchasers from the sale of Registrable Stock covered by such Registration Statement to which such claim or indemnity relates (after giving effect to any discounts and brokerage fees).  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Company Indemnified Party, and shall survive the transfer of such securities by Purchasers, and any termination of this Agreement.

(c)          Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 9, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and control the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with all reasonable fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party.  The failure to notify an indemnifying party promptly of the commencement of any such action, if and to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 9, but the omission to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.

(d)   To the extent any indemnification by an indemnifying party is prohibited or limited by Applicable Law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.  The Parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The liability of Purchasers hereunder by way of contribution under this Section 9(d) and indemnification under Section 9(b) shall be limited to the net proceeds received by such Purchaser Indemnified Party from the sale of Registrable Stock covered by the Registration Statement.

10.       General Provisions.

(a)         Power and Authority.  Each Party hereby represents that it has the power and authority (corporate power and corporate authority, if applicable) to execute and deliver this Agreement and that this Agreement constitutes a valid and binding agreement of such Party, enforceable in accordance with its terms.

(b)         Governing Law. This Agreement shall be governed in all respects, including without limitation validity, interpretation and effect, by the laws of the state of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.

(c)          Dispute Resolution.  The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages.  Accordingly, the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware, in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking relief.  Each of the Parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief.  Furthermore, each of the Parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery or, to the extent that the Delaware Court of Chancery declines to exercise jurisdiction over the matter, other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or, to the extent that the Delaware Court of Chancery declines to exercise jurisdiction over the matter, other federal or state courts of the State of Delaware, and (iv) each of the Parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 10(g) of this Agreement or the address set forth below the signature of such party.

(d)         Waiver of Jury Trial.  Each of the Parties hereto waives any right to request a trial by jury in any litigation with respect to this agreement and represents that counsel has been consulted specifically as to this waiver.

(e)          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(g)          Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by electronic mail, telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three (3) days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

BioPharmX Corporation
1098 Hamilton Court
Menlo Park, California 94025
Attention: Chief Executive Officer
Fax: (650) 900-4130

With a copy (which shall not constitute notice to the Company) to:

Fenwick & West LLP
801 California Street

Mountain View, California 94041
Attention: Robert A. Freedman
Fax: 650-938-5200

If to US Purchaser:

Franklin Strategic Series - Franklin Biotechnology Discovery Fund

c/o Franklin Advisers, Inc.

One Franklin Parkway

San Mateo, CA 94403

Email: chris.chen@franklintempleton.com

With a copy (which shall not constitute notice to US Purchaser) to:

O’Melveny & Myers LLP
1999 Avenue of the Stars

Los Angeles, California 90067
Attention: David J. Johnson, Jr.
Fax: 310-246-6779

If to SICAV Purchaser:

Franklin Templeton Investment Funds - Franklin Biotechnology Discovery Fund

c/o Franklin Advisers, Inc.

One Franklin Parkway

San Mateo, CA 94403

Email: chris.chen@franklintempleton.com

With a copy (which shall not constitute notice to SICAV Purchaser) to:

O’Melveny & Myers LLP
1999 Avenue of the Stars

Los Angeles, California 90067
Attention: David J. Johnson, Jr.
Fax: 310-246-6779

(h)         Amendments and Waivers.  Any term of this Agreement may be amended only with the written consent of the Company and the Purchasers holding a majority of the Registrable Securities.  The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to the benefit thereof, if in writing and signed by the Party entitled to the benefit thereof; provided that in the case that the Party is a Purchaser, such term may be waived by the Purchasers holding a majority of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon any holder of Registration Rights and the Company.

(i)             Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, nor any partial exercise thereof, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(j)            Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

(k)         Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement between the Parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

(l)             No Third Party Beneficiaries; Assignment.  This Agreement is solely for the benefit of the Parties hereto and is not binding upon or enforceable by any other persons.  Other than as set forth in Section 8, no party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void.  Other than Section 9, nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

(m)     Interpretation and Construction.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “will” shall be construed to have the same meaning as the word “shall.”  The words “dates hereof” will refer to the date of this Agreement.  The word “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  The symbol “$” refers to United States Dollars.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”  References to a Person are also to its permitted successors and assigns.  All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”  Unless indicated otherwise, (x) all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent and (y) fractions may be greater than one. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.  Each of the Parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

(n)         Further Assurances.  The Parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

(o)         Adjustments for Stock Splits, Etc.  Wherever in this Agreement there is a reference to a specific number of Common Stock, upon the occurrence of any subdivision, combination or share dividend of such class of shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

BIOPHARMX CORPORATION

By:	/s/ James R. Pekarsky
Name: James R. Pekarsky
Title: Chief Executive Officer

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

FRANKLIN STRATEGIC SERIES - FRANKLIN BIOTECHNOLOGY DISCOVERY FUND

By: Franklin Advisers, Inc., its investment manager

By:	/s/ Evan McCulloch
Name:	Evan McCulloch
Title:	Vice President

FRANKLIN TEMPLETON INVESTMENT FUNDS — FRANKLIN BIOTECHNOLOGY DISCOVERY FUND

By: Franklin Advisers, Inc., its investment manager

By:	/s/ Evan McCulloch
Name:	Evan McCulloch
Title:	Vice President

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT